Exhibit 4.1

Description of Common Stock

    The following is a description of the general terms, provisions and rights of the common stock, par value $0.01 ("Common Stock"), of CONMED Corporation, a Delaware corporation (the "Company," "we," "us," and "our"), related provisions of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) and applicable Delaware law. This description is qualified in its entirety by, and should be read in conjunction with, the Certificate of Incorporation and Bylaws, which have been publicly filed with the Securities and Exchange Commission, and applicable Delaware law.

Authorized Shares

    We have the authority to issue an aggregate of 100,000,000 shares of Common Stock. As of February 21, 2024, there were 31,299,194 shares of our Common Stock issued and 30,780,567 shares of our Common Stock outstanding.

Dividend Rights

    Subject to the preferences, limitations and relative rights of holders of our preferred stock, the holders of Common Stock are entitled to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor.

Voting Rights

    Subject to the preferences, limitations and relative rights of holders of our preferred stock, the holders of Common Stock are entitled to one vote for each share held of record on all matters at all meetings of stockholders.

Liquidation Rights

    Subject to the preferences, limitations and relative rights of holders of our preferred stock, the holders of Common Stock are entitled, in the event of our liquidation, dissolution or winding-up, to share ratably in the distribution of assets remaining after payment of debts and expenses.

Absence of Other Rights

    Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

    Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, some of which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Special Meetings of Stockholders

    Our Bylaws provide that special meetings of stockholders may be called by the board of directors, the chair of the board of directors, if any, the lead independent director of the board of directors, if any, or the president, or upon the request of stockholders holding at least 25% of the Company's outstanding stock entitled to vote, subject to certain procedural and informational requirements for calling special meetings of stockholders set forth in the Bylaws.

Stockholder Action by Written Consent

    Our Certificate of Incorporation provides that stockholders can take action by written consent if stockholders holding not less than the minimum number of votes required to authorize or take such action consent, subject to certain procedural safeguards set forth in the Certificate of Incorporation, including a requirement that the holders of at least 25% of the

Company’s outstanding Common Stock (provided that such shares are determined to be Net Long Shares (as defined in the Bylaws) that have been held continuously for at least one year) request that the Board set a record date to determine the stockholders entitled to act by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

    Our Bylaws require compliance with advance notice procedures for stockholder proposals and director nominations to be brought before an annual meeting of the stockholders.

Exclusive Forum

    Our Bylaws provide that unless the Company consents in writing to the selection of an alternate forum, (a) the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any of our directors, officers, employees, or stockholders to the Company or our stockholders; (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or our Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine (or, if the Court of Chancery does not have jurisdiction, then the Superior Court of the State of Delaware, or if no state court in Delaware has jurisdiction, the federal district court for the District of Delaware); and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Amendment to Certificate of Incorporation and Bylaws

    Delaware law provides generally that a majority vote of all the outstanding shares entitled to vote thereon at a meeting of stockholders is required to approve amendments to a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage.

    Delaware law provides generally that by-laws may be amended, adopted or repealed by the vote of a majority of the shares cast at a meeting of the Company’s stockholders, unless the certificate of incorporation or by-laws provide otherwise. Our Bylaws provide that they may be amended, altered or repealed by a majority vote of the outstanding shares of the Company entitled to vote thereon. Additionally, if permitted under the corporation’s certificate of incorporation, under Delaware law the board of directors may also amend, adopt or repeal the Company’s by-laws. Our Certificate of Incorporation provides that the Bylaws may be amended, altered, or repealed by our board of directors without stockholder approval; provided, however, that any by-law adopted by the board of directors may be amended or repealed by our stockholders.

Delaware Anti-Takeover Statute

    We are subject to Section 203 of the DGCL. Accordingly, we may not engage in a business combination, such as a merger, consolidation, recapitalization, asset sale or disposition of stock, with any “interested stockholder” for a period of three years from the date that the interested stockholder first became an interested stockholder unless certain conditions are met.

Indemnification and Limitations on Liability of Officers and Directors

    Our Certificate of Incorporation and Bylaws require the indemnification of directors and officers by the Company to the fullest extent permitted by law, but our Bylaws provide that no indemnification is required with respect to any settlement or disposition of a proceeding unless the Company has given its prior consent to such settlement/disposition. Our Bylaws also permit us to indemnify employees and to advance expenses to any person entitled to indemnification upon request.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) any breach of the director’s or officer's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for payments of unlawful dividends or unlawful stock purchases or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. Our Certificate of Incorporation contains a provision eliminating the personal liability of directors for monetary damages to the fullest extent permitted by law.

Listing

    The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol "CNMD."

Transfer Agent and Registrar

    The transfer agent and registrar for our Common Stock is Computershare Investor Services.